UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 9, 2015

ODYSSEY MARINE EXPLORATION, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-31895	84-1018684
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5215 West Laurel Street

Tampa, Florida 33607

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (813) 876-1776

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

The share and per-share information set forth in this Current Report on Form 8-K does not give effect to a proposed 1-for-6 reverse stock split to be implemented in connection with the transactions disclosed below.

Item 1.01.	Entry Into a Material Definitive Agreement.

Stock Purchase Agreement

On March 11, 2015, Odyssey Marine Exploration, Inc. (the “Company”) entered into a Stock Purchase Agreement (the “Purchase Agreement”) with Penelope Mining LLC (the “Investor”), and, solely with respect to certain provisions of the Purchase Agreement, Minera del Norte, S.A. de C.V. (the “Guarantor” or the “Lender”). The Purchase Agreement provides for the Company to issue and sell to the Investor shares of the Company’s preferred stock in the amounts and at the prices set forth below:

Series	No. of Shares	Price per Share

Series AA-1	101,124,042	$1.00

Series AA-2	86,677,740	$0.50

The closing of the sale and issuance of shares of the Company’s preferred stock to the Investor is subject to certain conditions, including the Company’s receipt of required approvals from the Company’s stockholders, the receipt of regulatory approval, performance by the Company of its obligations under the Purchase Agreement, receipt of certain third party consents, the listing of the underlying common stock on the NASDAQ Stock Market and the Investor’s satisfaction, in its sole discretion, with the viability of certain undersea mining projects of the Company. Completion of the transaction requires amending the Company’s articles of incorporation to (a) effect a 1-for-6 reverse stock split, (b) adjust the Company’s authorized capitalization, and (c) establish a classified board of directors (collectively, the “Amendments”). The Amendments will be set forth in a certificate of amendment (the “Amendment Certificate”) to the Company’s articles of incorporation to be filed with the Nevada Secretary of State. Under Section 78.390 of the Nevada Revised Statutes, the Amendments must be approved by the holders of at least a majority of the Company’s outstanding voting securities present in person or by proxy at a meeting of the stockholders at which a quorum is present. In addition, under NASDAQ Rule 5635, the issuance of the shares of preferred stock must be approved by holders of at least a majority of the shares present in person or by proxy at a meeting of the stockholders at which a quorum is present. Under the terms of the Purchase Agreement, the Company is required to promptly file with the Securities and Exchange Commission (the “SEC”) and mail to its stockholders of record a definitive proxy statement relating to a meeting of the Company’s stockholders (the “Meeting”) for the purpose of, among other things, approving the Purchase Agreement, the Amendments, and the issuance and sale of the shares of preferred stock to the Investor, and to elect individuals designated by the Investor and reasonably acceptable to the Company to the Company’s board of directors, with such individuals constituting a majority of the members of the board of directors.

Each of the Company’s executive officers and directors, who hold in the aggregate approximately 5.8% of the Company’s issued and outstanding shares of common stock, par value $0.0001 per share (“Common Stock”) have entered into a voting agreement (the “Voting Agreement”) with Investor pursuant to which they have agreed to vote their shares in favor of the Amendment Certificate, the Purchase Agreement, the transactions contemplated thereby, and certain related matters.

The purchase and sale of 35,000,004 shares of Series AA-1 Preferred Stock will occur at an initial closing to be held on the later of (i) 150 days after the signing of the Purchase Agreement, and (ii) three business days after stockholder and any other necessary approvals are obtained, and the satisfaction or waiver of the other conditions to the initial closing set forth in the Purchase Agreement. The Purchase Agreement provides for the purchase and sale of the remaining 69,305,856 shares of Series AA-1 Preferred Stock according to the following schedule, subject to the satisfaction or waiver of specified conditions set forth in the Purchase Agreement:

Date	No. Series AA-1 Shares	Total Purchase Price

March 1, 2016	21,683,868	$21,683,868

September 1, 2016	21,683,868	21,683,868

March 1, 2017	18,214,446	18,214,446

March 1, 2018	4,541,856	4,541,856

The Investor may elect to purchase all or a portion of the Series AA-1 Preferred Stock before the dates set forth above. The Investor has the right, but not the obligation, to purchase all or a portion the 86,677,740 shares of Series AA-2 Preferred Stock at any time after the closing price of the Common Stock on The NASDAQ Stock Market has been $1.26 or more for 20 consecutive trading days. The Investor’s right to purchase the shares of Series AA-2 Preferred Stock will terminate on the fifth anniversary of the initial closing under the Purchase Agreement.

The Purchase Agreement contains certain restrictions, subject to certain exceptions described below, on the Company’s ability to initiate, solicit or knowingly encourage or facilitate an alternative acquisition proposal, to participate in any discussions or negotiations regarding an alternative acquisition proposal, or to enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an alternative acquisition proposal. These restrictions will continue until the earlier to occur of the termination of the Purchase Agreement pursuant to its terms and the time at which the initial closing occurs. Notwithstanding this limitation, prior to time stockholder approval is obtained, the Company may under certain circumstances provide information to third parties and participate in discussions and negotiations with respect to any unsolicited alternative acquisition proposal that the Company’s board of directors has determined constitutes or could reasonably be expected to result in a “Superior Proposal” (which is generally defined to refer to a bona fide written acquisition proposal that the Company’s board of directors determines, in its good faith judgment, after consultation with its outside legal counsel and financial advisor, is (i) more favorable to the Company’s stockholders from a financial point of view than the transactions contemplated by the Purchase Agreement, taking into account all of the terms and conditions of acquisition proposal (including any conditions to any related financing), and (ii) is reasonably likely of being completed in a timely manner in accordance with its terms.

The Purchase Agreement also includes customary termination rights for both the Company and the Investor and provides that, in connection with the termination of the Purchase Agreement under specified circumstances, including in the event of a termination by the Company in order to accept a Superior Proposal, the Company will be required to pay to the Investor a termination fee of $4.0 million.

The Purchase Agreement contains representations, warranties and covenants of the parties customary for a transaction of this type.

Subject to the terms set forth in the Purchase Agreement, the Lender agreed to provide the Company, through a subsidiary of the Company, with loans of up to $14.75 million, the outstanding amount of which, plus accrued interest, will be repaid from the proceeds from the sale of the shares of Series AA-1 Preferred Stock at the initial closing. The Lender loaned the company $2.0 million upon the signing of the Purchase Agreement, and the additional loans will made according to the following schedule, subject to the satisfaction or waiver of specified conditions set forth in the Purchase Agreement:

Date	Loan Amount

March 15, 2015	$6,000,000

April 30, 2015	3.000,000

May 31, 2015	2,000,000

June 30, 2015	1,750,000

The loans must be repaid if the necessary approvals of the transactions are not obtained. The obligation to repay the loans is evidenced by a promissory note (the “Note”) in the amount of up to $14.75 million and bears interest at the rate of 8.0% per annum, and, pursuant to a pledge agreement (the “Pledge Agreement”) between the Lender and Odyssey Marine Enterprises Ltd., an indirect, wholly owned subsidiary of the Company (“OME”), is secured by a pledge of 54.0 million shares of Oceanica Resources S. de R.L., a Panamanian limitada (“Oceanica”), held by OME. In addition, OME and the Lender entered into a call option agreement (the “Oceanica Call”), pursuant to which OME granted the Lender an option to purchase the 54.0 million shares of Oceanica held by OME for an exercise price of $40.0 million at any time during the one-year period after the Oceanica Call was executed and delivered by the parties. The Oceanica Call will terminate if the Investor elects to terminate the Purchase Agreement under specified circumstances.

Class AA Preferred Stock

Pursuant to a certificate of designation (the “Designation”) to be filed with the Nevada Secretary of State, each share of Series AA-1 Preferred Stock and Series AA-2 Preferred Stock (collectively, the “Class AA Preferred Stock”) will be convertible into one share of Common Stock at any time and from time to time at the election of the holder. Each share of Class AA Preferred Stock will rank pari passu with all other shares of Class AA Preferred Stock and senior to shares of Common Stock and all other classes and series of junior stock. If the Company declares a dividend or makes a distribution to the holders of Common Stock, the holders of the Class AA Preferred Stock will be entitled to participate in the dividend or distribution on an as-converted basis. Each share of Class AA Preferred Stock shall entitle the holder thereof to vote, in person or by proxy, at any special or annual meeting of stockholders, on all matters voted on by holders of Common Stock, voting together as a single class with other shares entitled to vote thereon. So long as a majority of the shares of the Class AA Preferred Stock are outstanding, the Company will be prohibited from taking specified extraordinary actions without the approval of the holders of a majority of the outstanding shares of Class AA Preferred Stock. In the event of the liquidation of the Company, each holder of shares of Class AA Preferred Stock then outstanding shall be entitled to be paid, out of the assets of the Corporation available for distribution to its stockholders, an amount in cash equal to the greater of (a) the amount paid to the Company for such holder’s shares of Class AA Preferred Stock, plus an accretion thereon of 8.0% per annum, compounded annually, and (b) the amount such holder would be entitled to receive had such holder converted such shares of Class AA Preferred into Common Stock immediately prior to such time at which payment will be made or any assets distributed.

Stockholder Agreement

The Purchase Agreement provides that, at the initial closing, the Company and the Investor will enter into a stockholder agreement (the “Stockholder Agreement”). The Stockholder Agreement will provide that (a) in connection with each meeting of the Company’s stockholders at which directors are to be elected, the Company will (i) nominate for election as members of the Company’s board of directors a number of individuals designated by the Investor (“Investor Designees”) equivalent to the Investor’s proportionate ownership of the Company’s voting securities (rounded up to the next highest integer) less the number of Investor Designees who are members of the board of directors and not subject to election at such meeting, and (ii) use its reasonable best efforts to cause such nominees to be elected to the board of directors; (b) the Company will cause one of the Investor Designees to serve as a member of (or at such Investor Designee’s election, as an observer to) each committee of the Company’s board of directors; and (c) each Investor Designee shall have the right to enter into an indemnification agreement with the Company (an “Indemnification Agreement”) pursuant to which such Investor Designee is indemnified by the Company to the fullest extent allowed by Nevada law if, by reason of his or her serving as a director of the Company, such Investor Designee is a party or is threatened to be made a party to any proceeding or by reason of anything done or not done by such Investor Designee in his or her capacity as a director of the Company.

The Stockholder Agreement will provide the Investor with pre-emptive rights with respect to certain equity offerings of the Company and restricts the Company from selling equity securities until the Investor has purchased all the Class AA Preferred Stock or no longer has the right or obligation to purchase any of the Class AA Preferred Stock. The Stockholder Agreement will also provide the Investor with certain “first look” rights with respect to certain mineral deposits discovered by the Company or its subsidiaries. Pursuant to the Stockholder Agreement, the Company will grant the Investor certain demand and piggy-back registration rights, including for shelf registrations, with respect to the resale of the shares of Common Stock issuable upon conversion of the Class AA Preferred Stock.

Termination of Mako Option Agreements

Mako Resources, LLC and OME are parties to two Unit Option Agreements (the “Mako Option Agreements”), which were extended in December 2014, pursuant to which Mako currently has the right to purchase an aggregate of six million of the shares of Oceanica from OME. On March 11, 2015, Mako, OME, and the Company entered into a termination agreement (the “Termination Agreement”) pursuant to which the Mako Option Agreements were terminated immediately prior to the execution and delivery of the Purchase Agreement by the parties thereto. In consideration of the termination, the Company agreed to issue and deliver 4,000,000 shares of Common Stock to Mako.

Amendment and Restatement of Bylaws

Effective March 11, 2015, and as contemplated by the Purchase Agreement, the Company’s board of directors adopted and approved amended and restated bylaws of the Company (the “Second Amended and Restated Bylaws”). The Second Amended and Restated Bylaws (a) modified an existing provision to provide that special meetings of the Company’s stockholders may be called by the President of the Company, the Company’s board of directors, or the holders of not less than 1/10th of all shares entitled to vote at a meeting; (b) deleted a provision providing that in the interim between elections of directors by stockholders, newly created directorships and any vacancies in the board of directors may be filled by the vote a majority of the remaining directors then in office; (c) deleted a provision relating to corporate opportunities; and (d) added provisions that provide (i) the courts of the State of Nevada located in Clark County, Nevada are the sole and exclusive forum for specified claims against the Company or its directors, officers, employees, agents, or stockholders, and (ii) if a current or prior stockholder or anyone on their behalf brings certain claims against the Company or any other stockholder, and the claimant does not obtain a judgment on the merits that substantially achieves the full remedy sought by the claimant, then the claimant shall be obligated to reimburse the Company and any such other stockholder for all fees, costs, and expenses, including reasonable attorneys’ fees and other litigation expenses, incurred in connection with such claim.

* * * * *

The foregoing descriptions of the Purchase Agreement, the Amendment Certificate, the Note, the Pledge Agreement, the Oceanica Call, the forms of the Designation, the Voting Agreement, the Stockholder Agreement, the Indemnification Agreement, and the Second Amended and Restated Bylaws are summaries and do not purport to be complete descriptions of all of the terms of such documents and are qualified in their entirety by reference to such documents, which are attached hereto as Exhibits 10.1, 3.1, 10.2, 10.3, 10.4, 10.5, 3.2, 10.6, 10.7, and 3.3, respectively. Certain of the agreements include representations and warranties each party has made to the other. The assertions embodied in the representations and warranties are qualified by information in confidential disclosure schedules the parties delivered to each other when they executed the Purchase Agreement. Certain representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from those generally applicable to stockholders and investors, or may have been used for purposes of allocating risk between the respective parties rather than establishing matters as facts. Accordingly, investors should not rely on the representations and warranties as characterizations of the actual state of facts at the time they were made or otherwise, and investors should not rely on the representations and warranties for any other purpose.

Item 1.02.	Termination of a Material Definitive Agreement.

The disclosure set forth above under Item 1.01 (Entry Into a Material Definitive Agreement) relating to the termination of the Mako Option Agreements is hereby incorporated by reference into this Item 1.02.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth above under Item 1.01 (Entry Into a Material Definitive Agreement) relating to the loans provided by the Lender and related matters is hereby incorporated by reference into this Item 2.03.

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On March 9, 2015, the Company received a letter from the Listing Qualifications Staff (the “Staff”) of The NASDAQ Stock Market notifying the Company that, because the closing bid price of its common stock has been below $1.00 for 30 consecutive business days, it no longer complies with the requirements for continued listing on the NASDAQ Capital Market set forth in NASDAQ Listing Rule 5550(a)(2). The notice does not affect the Company’s listing on the NASDAQ Capital Market at this time, and the Company’s common stock will continue to trade under the symbol “OMEX.”

In accordance with NASDAQ Listing Rule 5810(c)(3)(A), the Company has been provided a period of 180 calendar days, or until September 5, 2015, in which to regain compliance. In order to regain compliance with the minimum bid price requirement, the closing bid price of the Company’s common stock must be at least $1.00 per share for a minimum of ten consecutive business days during this 180-day period. If the Company does not demonstrate compliance with Listing Rule 5550(a)(2) by September 5, 2015, the Staff will determine whether the Company meets the applicable market value of publicly held shares requirement for continued listing and all other applicable standards for initial listing on the NASDAQ Capital Market (except the bid price requirement). If the Company meets such criteria, it may be eligible for an additional 180 day compliance period. If the Company does not regain compliance, its common stock will be subject to delisting. At that time, the Company may appeal to a NASDAQ Listing Qualifications Panel (“Panel”), and the Company’s common stock would remain listed pending the Panel’s decision following a hearing.

The Company intends to monitor the bid price of its common shares between now and September 5, 2015, and will consider available options to regain compliance with the listing requirements. There can be no assurance that the Company will be able to regain compliance with the minimum bid price requirement or maintain compliance with the other listing requirements.

Item 3.02.	Unregistered Sales of Equity Securities.

The disclosure set forth above under Item 1.01 (Entry Into a Material Definitive Agreement) that relates to the issuance and sale of the Class AA Preferred Stock, the shares of Common Stock issuable upon conversion of the Class AA Preferred Stock, and the shares of Common Stock issuable to Mako pursuant to the Termination Agreement (collectively, the “Securities”) is hereby incorporated by reference into this Item 3.02. Assuming the issuance and sale of all the shares of Class AA Preferred Stock, the aggregate gross proceeds will be approximately $144.5 million, before deducting transaction expenses. Neither the Company, the Investor, nor Mako engaged any investment advisors with respect to the sale of the Securities, and no finders’ fees or commissions will be paid to any party in connection therewith. The Securities will be issued and sold by the Company in private placement transactions in reliance upon an exemption from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended, based on representations made to the Company by the Investor and Mako regarding their status as accredited investors.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The disclosure set forth above under Item 1.01 (Entry Into a Material Definitive Agreement) relating to the Second Amended and Restated Bylaws is hereby incorporated by reference into this Item 5.03.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired.

Not applicable.

(b)	Pro Forma Financial Information.

Not applicable.

(c)	Shell Company Transactions.

Not applicable.

(d)	Exhibits.

3.1	Form of Certificate of Amendment to Articles of Incorporation

3.2	Form of Certificate of Designation

3.3	Second Amended and Restated Bylaws

10.1	Stock Purchase Agreement

10.2	Promissory Note

10.3	Pledge Agreement

10.4	Oceanica Call Option Agreement

10.5	Form of Voting Agreement

10.6	Form of Stockholder Agreement

10.7	Form of Indemnification Agreement

Participants in the Solicitation

The Company and its directors and executive officers may, under SEC rules, be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the proposed transactions. Information about the directors and executive officers, including their interests in the transactions, will be included in the Company’s proxy statement relating to the proposed transactions when it becomes available.

Additional Information and Where to Find It

This Current Report on Form 8-K may be deemed to be a solicitation of proxies from the Company’s stockholders in connection with the proposed transactions. In connection with the proposed transactions, the Company intends to file a proxy statement and relevant documents with respect to the meeting of stockholders to be held in connection with the proposed transactions with the SEC. The definitive proxy materials will be mailed to the Company’s stockholders in advance of the meeting. Investors and security holders of the Company are urged to read the proxy statement and any other relevant documents filed with the SEC when they become available because they will contain important information about the Company. The proxy statement, when it becomes available, and any other documents filed by the Company with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by the Company by sending a written request to Odyssey Marine Exploration, Inc., 5215 West Laurel Street, Tampa, Florida 33607, Attention: Corporate Secretary, or by calling the Company at (813) 876-1776. Investors and security holders are urged to read the proxy statement and the other relevant materials when they become available before making any voting decision with respect to the proposed transactions.

Forward-Looking Statements

Statements in this Current Report on Form 8-K and the exhibits furnished or filed herewith that relate to future results and events are forward-looking statements based on the Company’s current expectations. Actual results and events in future periods may differ materially from those expressed or implied by these forward-looking statements because of a number of risks, uncertainties and other factors. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Risks, uncertainties and assumptions include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Purchase Agreement; (2) the inability to complete the contemplated transactions due to the failure to obtain stockholder approval for the proposed transactions or the failure to satisfy other conditions; and (3) the effect of the announcement of the proposed transactions on the Company’s operating results and business generally.

Actual results may differ materially from those indicated by such forward-looking statements. In addition, the forward-looking statements represent the Company’s views as of the date on which such statements were made. The Company anticipates that subsequent events and developments will cause its views to change. However, although the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, except as required by law. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date hereof. Additional factors that may cause results to differ materially from those described in the forward-looking statements are set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which was filed with the SEC on March 17, 2014, under the heading “Item 1A—Risk Factors,” and in subsequent reports on Form 10-Q and Form 8-K filed with the SEC by the Company.

[Signature page follows.]

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ODYSSEY MARINE EXPLORATION, INC.

Dated: March 13, 2015	By:	/s/ Philip S. Devine
Philip S. Devine
Chief Financial Officer